EXHIBIT 12

Weyerhaeuser Company and Subsidiaries
Computation of Ratios of Earnings to Fixed Charges
(Dollar amounts in thousands)

	Twenty-six weeks ended

	June 29,	June 30,
	2003	2002

Available earnings:
Earnings before interest expense, amortization of debt expense, income taxes and cumulative effect of a change in accounting principle	$602,326	$560,578
Add interest portion of rental expense	29,545	27,164

Available earnings before cumulative effect of a change in accounting principle	$631,871	$587,742

Fixed charges:
Interest expense incurred:
Weyerhaeuser Company and subsidiaries excluding Weyerhaeuser Real Estate Company and other related subsidiaries	$405,702	$349,358
Weyerhaeuser Real Estate Company and other related subsidiaries	26,879	26,197

Subtotal	432,581	375,555
Less intercompany interest	(46)	466

Total interest expense incurred	432,627	375,089

Amortization of debt expense	6,925	50,212

Rental expense:
Weyerhaeuser Company and subsidiaries excluding Weyerhaeuser Real Estate Company and other related subsidiaries	82,473	76,362
Weyerhaeuser Real Estate Company and other related subsidiaries	6,161	5,129

	88,634	81,491

Interest portion of rental expense	29,545	27,164

Total fixed charges	$469,097	$452,465

Ratio of earnings to fixed charges	1.35	1.30

Weyerhaeuser Company with its Weyerhaeuser Real Estate Company and Other Related Subsidiaries
Accounted for on the Equity Method, but Excluding the Undistributed Earnings of Those Subsidiaries
Computation of Ratios of Earnings to Fixed Charges
(Dollar amounts in thousands)

	Twenty-six weeks ended

	June 29,	June 30,
	2003	2002

Available earnings:
Earnings before interest expense, amortization of debt expense, income taxes and cumulative effect of a change in accounting principle	$575,784	$536,862
Add interest portion of rental expense	27,491	25,454

	603,275	562,316

Deduct undistributed earnings of equity affiliates	(4,152)	(3,932)

Deduct undistributed earnings before income taxes of Weyerhaeuser Real Estate Company and other related subsidiaries:
Deduct pretax earnings	(185,524)	(169,258)
Add back dividends paid to Weyerhaeuser	—	—

Undistributed earnings	(185,524)	(169,258)

Available earnings before cumulative effect of a change in accounting principle	$413,599	$389,126

Fixed charges:
Interest expense incurred	$405,702	$349,358
Amortization of debt expense	6,925	50,212
Interest portion of rental expense	27,491	25,454

Total fixed charges	$440,118	$425,024

Ratio of earnings to fixed charges	0.94 [1]	0.92 [1]

[1]	Fixed charges exceeded available earnings before the cumulative effect of a change in accounting principle of Weyerhaeuser Company with its Weyerhaeuser Real Estate Company and other related subsidiaries accounted for on the equity method, but excluding the undistributed earnings of those subsidiaries by approximately $27 million for the twenty-six weeks ended June 29, 2003, and approximately $36 million for the twenty-six weeks ended June 30, 2002.